Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:	Media Contact:
Wayne McDougall, CFO	John Heilshorn/Jody Burfening	Carol McGarry/Lauren Arnold
Angela Girard	Lippert/Heilshorn & Associates	Schwartz Communications
MapInfo Corporation	212-838-3777	781-684-0770
518-285-6000	jody@lhai.com	mapinfo@schwartz-pr.com
investor@mapinfo.com

MapInfo Reports Record Revenue of $31.4 Million and Second Quarter EPS of $0.07

TROY, NY-April 21, 2004-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.07 on revenue of $31.4 million for the second quarter of fiscal 2004 ended March 31, 2004- the highest quarterly revenue in the company's history. For the same quarter last year, the company reported a net loss $0.05 per share, on $27.1 million in revenue. Net income for the second quarter was $1.1 million compared to a net loss of $742,000 in the second quarter of fiscal 2003.

Financial highlights for the quarter include:

  Revenue growth in all target vertical markets: communications; public sector; retail; insurance and financial services.

  Operating income reached $2.9 million, representing a 9 percent operating margin. This compares to a 4 percent operating margin for the first quarter of fiscal 2004.

  Cash from operations grew by $3.9 million during the quarter, bringing cash and investments to $35.6 million as of March 31, 2004.

  Total deferred revenue stood at $13.6 million at the end of the quarter, an increase of 10 percent over the prior fiscal year, the highest level in the company's history.

"This quarter's financial performance demonstrates the positive effects of the strategy we implemented in fiscal 2003 to deepen our presence in target vertical markets," said Mark Cattini, president and chief executive officer. "In addition to producing revenue growth in the telecommunications, retail and public sector, we succeeded in closing several deals in the North American insurance market, building on last quarter's ground-breaking agreement with a global insurance company. Importantly, we made solid progress rolling out the recently introduced Envinsa™ location platform to new customers in a variety of target vertical markets."

"Reflecting the scalability of our operating model, the operating margin expanded over the first quarter, and we produced the fourth consecutive quarter of net profitability and year-over-year EPS growth," added Cattini. "As we enter the second half of fiscal 2004, we intend to stay on course with our vertical market strategy. With sales, marketing and application development resources organized around target verticals, we believe MapInfo is well positioned to continue to benefit from IT spending conditions as they improve."

Guidance

At the beginning of fiscal 2004, MapInfo faced uncertainties about the rate of increase in IT spending. Since then, the company has experienced growth against a backdrop of a healthier-than-expected business climate, although some customers and prospects have remained cautious about making purchasing decisions. For the second half of the fiscal year, the company assumes a similar economic outlook for the IT spending environment as seen in the first half of the fiscal year offset by some ongoing unpredictability in the timing of sales cycles, and continued benefits of its vertical market focus.

For these reasons, and taking into account the better-than-expected performance in the first half of the year, MapInfo now expects full year revenue to be between $123 million and $125 million, operating margin for the year of around eight percent resulting in EPS between $0.28 and $0.32 per share, excluding the dilutive effect of MapInfo's equity offering completed on April 2, 2004. Taking into account the 4,312,500 shares issued in the equity offering, EPS for the year is expected to be between $0.23 and $0.26 per share. For the third quarter the company expects similar or slightly better results than the second quarter with revenue of approximately $31.0 million, an operating margin in the range of 7 to 9 percent and EPS between $0.07 and $0.09, excluding the dilutive effect of the offering, and $0.06 and $0.08 including the shares issued in the offering.

MapInfo believes that guidance for its third fiscal quarter and full fiscal year relative to earnings per share excluding the dilutive effect of its recently completed common stock offering is necessary and beneficial to understand MapInfo's financial outlook on a comparative basis to guidance given in previous quarters. MapInfo expects any future EPS guidance to only include the dilutive effect of the offering.

Conference Call

The MapInfo Second Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EDT) on Wednesday, April 21, 2004. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EDT) on April 21, 2004 through 5:30 PM (EDT) on April 28, 2004. To access the recording, domestic callers may dial into 800-642-1687 and international callers into 706-645-9291 (Code: 6817196). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global software company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding future trends in IT spending, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's registration statement on Form S-3 (File No. 333-113029) under the section "Risk Factors" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -
MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,

	2004	2003	2004	2003

Net revenues	$ 31,447	$ 27,103	$ 60,034	$ 47,965
Cost of revenues	9,050	8,127	17,411	13,956

Gross profit	22,397	18,976	42,623	34,009

Operating expenses:
Research and development	5,379	5,236	10,456	10,077
Selling and marketing	10,337	10,472	20,558	20,326
General and administrative	3,824	4,752	7,642	8,277

Total operating expenses	19,540	20,460	38,656	38,680

Operating income (loss)	2,857	(1,484)	3,967	(4,671)
Interest income	125	107	210	253
Interest expense	(278)	(268)	(581)	(408)
Other income (expense), net	(914)	550	(745)	582

Interest and other income (expense), net	(1,067)	389	(1,116)	427

Income (loss) before income taxes	1,790	(1,095)	2,851	(4,244)
Provisions for (benefit from) income taxes	717	(353)	1,141	(1,613)

Net income (loss)	$ 1,073	$ (742)	$ 1,710	$ (2,631)

Earnings (loss) per share	$ 0.07	$ (0.05)	$ 0.10	$ (0.17)

Average shares outstanding	16,469	15,240	16,291	15,192

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	March 31,	September 30,
	2004	2003

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 35,596	$ 34,829
Receivables	22,741	23,338
Inventories	379	400
Other current assets	3,582	3,707

Total current assets	62,298	62,274
Property and equipment - net	25,883	26,682
Product development costs - net	583	255
Deferred income taxes	14,832	14,888
Goodwill - net	27,836	21,343
Other intangible assets - net	3,047	3,526
Investments and other assets	3,057	4,004

Total assets	$ 137,536	$ 132,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,318	$ 1,393
Accounts payable and accrued expenses	21,630	21,579
Deferred revenue	13,392	13,009

Total current liabilities	36,340	35,981
Long-term debt	16,244	16,895
Deferred revenue, long-term	193	278
Other long-term liabilities	683	532

Total liabilities	53,460	53,686

Stockholders' Equity:
Common stock	32	31
Paid-in capital	55,146	53,105
Retained earnings	28,898	26,150

Total stockholders' equity	84,076	79,286

Total liabilities and stockholders' equity	$ 137,536	$ 132,972